Exhibit 10.6

March 16, 2011

DONALD J. GLIDEWELL, CPA

Dear Don:

I am pleased to offer you the position of Chief Financial Officer, with Marrone Bio Innovations, Inc. (the “Company”), reporting to CEO, Pam Marrone. Your start date is April 8, 2011. Your first six months on the job will be considered an introductory period.

You will receive a salary of $160,000.00 on an annualized basis. The Company will also grant you an option to purchase 300,000 shares at a price to be determined by the Board of Directors. The option will vest over a period of four (4) years. One year from the date of grant of the shares, 25% of the total shares will be vested. Such option will continue vest over the remaining 3 years on a pro rata basis equally each month over the period following the date of grant (2.083% per month over 36 months). You must be continually employed by the Company for the option to continue to vest.

You will also be eligible for a second option grant on Dec 31, 2011 to purchase 100,000 shares, with a vesting period as stated above. This grant is based on achieved milestones toward the company’s Finance, Operations (such as Manufacturing site procurement) goals as agreed upon by Pam Marrone and the Board.

From time to time, the Board grants performance-based bonuses to senior management. The bonuses are either cash or an option to purchase company shares or both. The amount and option price are determined by the Board.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. We prefer that due to the stature of your position, that if you resigned you would provide a four-week notice. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. However, in the event that your employment is actually or constructively terminated by the Company without cause (whether or not occurring in connection with a change of control of the Company) the Company will continue to pay for Salary, Life, Medical, Dental and Disability coverage for a period of six (6) months post termination.

You will be eligible for the Company’s benefits programs. You become eligible for these benefits on the first day of the month following thirty (30) days of full-time employment with the company:

•

Medical and Dental Insurance for you. The Company will pay for 50% of your dependent premium for medical and dental insurance and you may pay the remaining 50% on a pre-tax basis under the Company’s medical plan.

•

Cafeteria Plan (Section 125 Plan) which gives you the ability to set aside a portion of your paycheck on a pre-tax basis for dependent premiums as well as set up a flexible spending account for child care and unreimbursed medical expenses.

•	Long-term Disability Insurance for you, and $50,000 in Life Insurance for you with the option to increase the amount for you and dependents.

•

401(k) Plan participation. Subject to board approval, you will receive a company match of $1 for $1 for the first 3% of your salary you contribute and $0.5 for the next 2% of your salary (i.e. the maximum match is 4% if you contribute 5% of your salary).

You will be entitled to three weeks of vacation per year to start, which you will start to accrue once you begin employment.

All the benefit programs and plans are offered solely at the discretion of the Company and may be added to, deleted from, or modified at any time and for any reason. In addition to a timely response, this offer is contingent upon successfully passing a background check, which may include work references, criminal, and education credential checks. For purposes of federal immigration laws, you are required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our contingent employment relationship with you will be terminated. You will also be required to take a drug test within 24 hours of notification by the Company as a condition of employment.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Pam Marrone This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

I look forward to moving MBI to the next level with you as CFO.

Sincerely,

/s/ Pam Marrone
Pam Marrone
President/CEO

I, Donald J. Glidewell, accept the terms of this agreement.

Signature:	/s/ Donald J. Glidewell	3/24/2011

2121 Second Street, Suite B-107         —         Davis, CA 95618        —        530-750-2800